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                                                                EXHIBIT 21.1

                        SUBSIDIARIES OF VIEW TECH, INC.

        View Tech, Inc., a Delaware corporation (the "Company" and the "Registrant"), has the following wholly-owned subsidiaries incorporated in the jurisdictions identified:

        (1)     USTeleCenters, Inc., a Delaware corporation; and

        (2)     View Tech Acquistion, Inc., a California corporation.